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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-90854 and 333-36597 of ARIAD Pharmaceuticals, Inc. on Form S-8 and Registration Statement Nos. 333-69689, 333-51687 and 333-38664 of ARIAD Pharmaceuticals, Inc. on Form S-3 of our report dated January 26, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle in 1999 relating to accounting for start-up activities), appearing in this Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2000.



DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 29, 2001